Exhibit 5.2

OPINION OF ARMSTRONG TEASDALE LLP

June 30, 2006

DDS Technologies USA, Inc.

150 East Palmetto Park Road

Suite 510

Boca Raton, FL 33432

Ladies and Gentlemen:

We have acted as special Nevada counsel to DDS Technologies USA, Inc., a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form SB-2 File No. 333-131909 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended, with respect to 12,744,524 shares of the Company’s common stock, par value $.0001 per share (the “Common Stock”), issued or issuable to certain of the selling shareholders (the “Selling Shareholders”), specifically:

(i)	4,060,000 shares of Common Stock issuable upon conversion of outstanding shares of the Company’s Series A-1 preferred stock, $.0001 par value per share (the “Series A-1 Preferred Stock”);

(ii)	493,200 shares of Common Stock issuable as dividends on the Series A-1 Preferred Stock;

(iii)	1,671,765 shares of Common Stock issuable upon exercise of warrants to purchase Common Stock related to the Series A-1 Preferred Stock (collectively, with the warrants related to the Series A Preferred Stock described below, the “Warrants”);

(iv)	1,888,666 shares of Common Stock which may become issuable from time to time as in-kind dividends or pursuant to anti-dilution and other adjustment rights under the Series A-1 Preferred Stock and related Warrants;

(v)	1,242,857 shares of Common Stock issuable upon conversion of Series A preferred stock, $.0001 par value per share (the “Series A Preferred Stock”);

(vi)	121,179 shares of Common Stock issuable upon exercise of Warrants related to the Series A Preferred Stock;

(vii)	2,721,857 shares of Common Stock which may become issuable from time to time as in-kind dividends or pursuant to anti-dilution and other adjustment rights under the Series A-1 Preferred Stock and related Warrants;

DDS Technologies USA, Inc.

June 30, 2006

(viii)	245,000 shares of Common Stock issued as compensation for service as a director of the Company and

(ix)	300,000 shares of Common Stock issued or issuable for consulting services.

(collectively, the “Shares”).

In connection with the preparation of this opinion letter, we have examined, considered and relied upon the following documents (collectively, the “Documents”): (1) the Company’s articles of incorporation, as amended, as filed with the Secretary of State of the State of Nevada, (2) the Company’s bylaws, (3) resolutions of the board of directors of the Company, and (4) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinion contained herein.

In rendering the opinion set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. We also have assumed that, upon the issuance of Shares which are not already issued, the Company’s total issued shares of Common Stock will not exceed the total number of shares of Common Stock authorized under its articles of incorporation, as amended.

Based solely upon and subject to the Documents, and subject to the qualifications set forth below, we are of the opinion that the Shares to be sold by the Selling Shareholders pursuant to the Registration Statement have been duly authorized and are fully paid and nonassessable, or will be fully paid and nonassessable when issued (i) upon conversion of, or as dividends on, and in accordance with the terms of the Series A-1 Preferred Stock or the Series A Preferred Stock, as applicable, or (ii) upon exercise of and in accordance with the terms of the Warrants.

Our opinion expressed above is limited to the General Nevada Revised Statutes, Chapter 78, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting these laws, all as currently in effect or reported.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement.

Very truly yours,

/s/ ARMSTRONG TEASDALE LLP